EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of March 19, 2018 (the “Effective Date”) by and between Viking Energy Group, Inc., a Nevada corporation (the “Company”) and Timothy R. Swift (the “Employee”).

RECITALS

A. The Company desires to obtain the services of Employee under the terms and conditions set forth in this Agreement.

B. Employee desires to provide his services to the Company upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby covenant and agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Exhibit A attached to this Agreement.

2. Employment.

(a) The Company agrees to employ Employee as Executive Vice President and Chief Operating Officer, as of the Effective Date and for the period set forth in Section 2(c) below, unless Employee’s employment is terminated sooner in accordance with this Agreement.

(b) Employee accepts employment and agrees to devote his full time and attention to the performance of his duties as determined by the Company’s Chief Executive Officer and the Company’s board of directors (the “Board”) and to operate within the guidelines, plans and policies as may be established or approved by the Company from time to time. Without limiting the generality of the foregoing, during his employment, the Employee shall not serve on the boards of directors of any for-profit entity without the prior consent of the Board.

(c) Employee shall commence his duties hereunder as of the Effective Date and continue in the employ of the Company until the third (3rd) anniversary of the Effective Date (the “Initial Term”) or until his employment is terminated sooner as provided in this Agreement. Upon expiration of the Initial Term, this Agreement may be extended by the Company for an additional one (1) year period (the “Renewal Term”), by providing written notice to Employee not less than forty-five (45) days prior to the expiration of the Initial Term.

(d) Employee’s place of employment shall be in Connecticut and/or the Greater New York City area. Employee may also be required to engage in reasonable travel to other locations on Company business consistent with Employee’s position.

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3. Compensation.

(a) The Company shall pay to Employee an annual base salary of $275,000 (“Base Salary”), which amount shall be prorated for any partial year and paid in accordance with the Company’s payroll practices related to salaried employees. If Employee’s employment is terminated as provided herein prior to the expiration of the Initial or the Renewal Term (if applicable), then the Company shall pay to Employee any amount of Base Salary due to Employee up to and including the date of such termination.

(b) Commencing with calendar year 2018, Employee shall be eligible to receive a performance-based cash bonus of up to one hundred percent (110%) of Employee’s base salary, based on the Employee’s personal performance and the Company’s ability to achieve certain EBITDA and financial goals, each as determined by the Board (“Annual Bonus”). The Board shall have the sole discretion whether to make any such award. Employee shall only be entitled to receive any Annual Bonus payment if Employee remains an employee in good standing with the Company as of the date such Annual Bonus is payable.

(c) On the Effective Date, Employee and the Company have entered into a Restricted Stock Award Agreement.

(d) Employee will be eligible to receive annual grants of long-term incentive awards under and subject to the terms of the Company’s equity or other long-term incentive plan (including any applicable award agreement) as in effect from time to time. The target value of the awards granted will equal $350,000 or approximately 130% of Employee’s Base Salary. Employee recognizes and acknowledges that the award of equity compensation is not guaranteed or promised in any way.

4. Payment or Reimbursement of Expenses. Subject to compliance by Employee with such policies regarding expenses and expense reimbursements as may be adopted from time to time by the Company, Employee shall be paid or reimbursed for reasonable expenses actually incurred in connection with the performance of his duties under this Agreement and in the furtherance of the business and affairs of the Company. Any such reimbursement shall be made within a reasonable period after presentation by Employee of an itemized account of such expenses, accompanied by appropriate receipts satisfactory to the Company. In no event shall any expense be paid or reimbursed, unless properly accounted for to the extent necessary to substantiate the Company’s federal income tax deduction under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder or any similar state or federal law or regulation.

5. Additional Benefits.

(a) Employee shall be eligible to participate in or receive benefits under any employee benefit plan or arrangement now or in the future made available by the Company generally to its executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing in this Agreement shall affect the Company’s right to change insurance carriers and to adopt, amend, terminate, or modify such plans and arrangements from time to time, provided that such changes apply to all Employee employees generally.

(b) Employee shall be entitled to take 30 days of paid vacation during each 12-month period. No paid vacation may be carried forward from one 12-month period to another. The other terms and conditions of such vacation and all other forms of leave, including accrual rates and payout, shall be as set forth in the Company’s vacation and leave policies, as they may exist and be amended from time to time. Employee shall also be entitled to all paid holidays given by the Company in accordance with the Company’s regular paid holiday policy, as it may exist and be amended from time to time.

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6. Termination. This Agreement and the Company’s obligations hereunder shall terminate as provided in Section 2(c) unless terminated earlier pursuant to this Section 6 as follows:

(a) In the event of the death or Total Disability of Employee, this Agreement shall automatically terminate as of the date of such death or Total Disability.

(b) Employee may terminate his employment at any time upon thirty (30) days’ advance written notice delivered to the Company.

(c) The Company may terminate Employee’s employment at any time, effective immediately, with or without Cause.

7. Severance.

(a) If the Company terminates Employee’s employment with the Company without Cause in accordance with Section 6(c) prior to the expiration of the Initial Term, the Company shall pay Employee a severance payment an amount equal to twelve months of Employee’s Base Salary as in effect on the date of termination, subject to subsections (c), (d), and (e).

(b) If during the Term of this Agreement there is a CC Termination upon a Change in Control or within one year thereafter, then the Employee will be entitled to a severance payment (in addition to any other rights and other amounts payable to the Employee under Company plans in which Employee is a participant, but without duplication for any amounts due to Employee pursuant to Section 7(a)) payable in a lump sum in cash in an amount equal to the sum of: (i) the Employee’s Base Salary in effect on date of such CC Termination (or, if greater, the highest Base Salary in effect during the three year period ending on the date of such CC Termination), and (ii) the Employee’s Average Annual Bonus, subject to subsections (c), (d) and (e).

(c) Subject to Section 7(c), any severance payment payable to Employee pursuant to this Section 7 (a “Severance Payment”) will be made in a lump sum within sixty (60) days after the date Employee’s employment is terminated giving rise to such Severance Payment pursuant to Section 7(a) or (b); provided that Employee executes and delivers the release contemplated by Section 7(d) and such release becomes effective and irrevocable. If such sixty (60) day period spans two calendar years, the Severance Payment will be made in the second calendar year. However, if Employee is a “specified employee” as defined in regulations under Section 409A of the Code and the Severance Payment constitutes “nonqualified deferred compensation” that is subject to Section 409A of the Code, the Severance Payment will be made on the Company’s first payroll payment date that is more than six (6) months the Severance Payment is otherwise payable pursuant to this Agreement.

(d) Employee acknowledges and agrees the Severance Payment to which the Employee is entitled under this Section 7 is conditioned upon and subject to the Employee’s executing and delivering the general release of claims in the form attached hereto as Exhibit B by the 45th day following the Employee’s separation from service and not revoking the release within the seven (7) days after executing and delivering the release. If such forty-five (45) day period plus the seven (7) day revocation period spans two calendar years, the Severance Payment will be paid in the second calendar year. Employee’s right to the Severance Payment is further conditioned upon Employee’s continued compliance with Sections 8-11 of this Agreement. If Employee breaches any of his obligations in Sections 8-11 of this Agreement, he will immediately return to the Company any portion of the Severance Payment that has been paid to him pursuant to Section 7.

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8. Covenant Not to Compete.

(a) During Employee’s employment with the Company and for an additional period of two years following the termination of Employee’s employment with the Company for any reason (the “Restricted Period”), Employee covenants and agrees that, with respect to the entire United States of America and Canada (the “Restricted Area”), Employee shall not, directly or indirectly, for his own benefit or to the detriment of the Company or any of its Affiliates:

(i) Compete with the Company in the Business in any manner or capacity (e.g., through any form of ownership, lending relationship, or as an advisor, principal, investor, agent, partner, officer, director, manager, employee, employer, independent contractor, consultant, member of any association or otherwise, whether or not for compensation or gain) by working for, becoming employed by, engaging in, carrying on, or providing services to any business involving the Business;

(ii) Own, manage, operate, join or control, or participate in the ownership, management, operation or control of, a business (however structured) that carries on or engages in any manner in the Business;

(iii) Perform services of the type he or she performs for the Company for any Person engaged in the Business, whether as an employee, independent contractor, consultant or otherwise; or

(iv) Solicit, induce or otherwise contact customers or suppliers of the Company for any purpose or manner detrimental to the Company.

The parties agree that each of the foregoing prohibitions is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The Parties further agree that the foregoing restrictions are reasonable in both time and scope.

(b) Ownership by Employee, as a passive investment, in the aggregate of less than one percent (1%) of the outstanding equity securities of any corporation or other entity listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market shall not constitute a breach of Section 8(a) of this Agreement.

9. Confidential Information.

(a) Employee hereby acknowledges that Employee may be exposed to trade secrets and confidential and proprietary information of the Company and its Affiliates, including, without limitation, all design drawings, blueprints, plans, designs, calculations, technical specifications, construction notes or other works of authorship, inventions, writings, information, data, formulas, models, photographs, and design concepts, and the like, and all other documentation developed for or relating to the Company and its Affiliates and other technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, procedures, manuals, computer programs, methods, ideas, Intellectual Property, Intellectual Property Rights, “know how” and the like), business information (development and acquisition prospects, reserve reports, materials, plans, accounting and financial information, pricing information, customer and supplier information, completion studies, expansion or acquisition opportunities, personnel records and the like) and other information designated as confidential expressly or by the circumstances in which it is provided (“Confidential Information”). Confidential Information does not include (i) information already known or independently developed by a third party recipient without the use of Confidential Information; (ii) information in the public domain through sources free of any confidentiality restriction and without any wrongful act of the recipient, or (iii) information received by the recipient from another third party who was free to disclose it.

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(b) Employee hereby agrees, while employed by the Company or at any time thereafter, to keep strictly confidential and not disclose, use, divulge, publish, or otherwise reveal, directly or through any other Person, any Confidential Information of the Company and its Affiliates, except as may be necessary for Employee to perform his duties and obligations in conjunction with his employment with the Company. Employee further agrees that, upon expiration or termination of his employment with the Company for any reason, Employee will not, without the prior written consent of the Company’s Board, take any Confidential Information of the Company or its Affiliates.

(c) All written or electronic materials, records and documents made by Employee or in the possession of Employee during his employment with the Company concerning the business or affairs of the Company or its Affiliates or otherwise containing Confidential Information, or other items or property held by or for Employee, but owned or used by the Company or its Affiliates, shall be the sole property of the Company or its Affiliate, as the case may be, and, upon termination of Employee’s employment with the Company or upon the request of the Company or any of its Affiliates, Employee shall promptly deliver all of such materials, records, documents or other items of property that are then in his possession.

(d) Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit the Employee from making reports of possible violations of federal law or regulations to any governmental agency or entity in accordance with the provisions of and the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as amended, or of any other whistleblower protection provisions of state or federal law or regulations, (ii) require notification or prior approval by the Company of any reporting described in clause (i), or (iii) limit Employee’s right to receive an award for information reported to any government agency or entity as described in clause (i).

10. Non-Solicitation of Employees. During the Restricted Period, Employee will not under any circumstances within the Restricted Area, without the express written consent of the Board, employ, solicit the employment or engagement of, or assist any other entity in employing or soliciting the employment or engagement of, any Protected Person (as defined below), recommend the employment or engagement of any Protected Person to any other business or encourage any Protected Person to terminate his or her employment relationship with the Company or any of its Affiliates. A “Protected Person” means any person who was employed by the Company or any of its Affiliates at or after the Effective Date and prior to the termination of Employee’s employment with the Company.

11. Ownership of Inventions and Other Intellectual Property.

(a) Company’s Ownership of Inventions and Other IP: Assignment. All Discovered IP Rights shall be the sole and exclusive property of the Company without additional compensation to Employee. Employee forever and irrevocably assigns to Company, without any reservation for royalties or other reservations, and free and clear of all liens, claims and encumbrances of any kind whatsoever, any Discovered IP Rights. Employee shall disclose promptly to the Company or its nominee any and all Discovered IP. Without in any way limiting the Company’s rights or Employee’s obligations under the foregoing, to the extent that a work may be deemed a “work made for hire”, Employee and the Company agree that such work (regardless of whether such work is created or authored solely by Employee or is created or authored jointly with, or with the assistance, participation or involvement of one or more other Persons) shall be a “work made for hire” and Employee hereby assigns to the Company, without any reservation for royalties or other reservations, and free and clear of all liens, claims and encumbrances of any kind whatsoever, the entire present and future right, title, claim and interest in and to all Intellectual Property Rights to such work.

(b) Employee’s Further Assurances. Whenever requested to do so by the Company, Employee shall execute, without further compensation to Employee, but at the expense of the Company, any and all applications, assignments, oaths, certifications, declarations, statements, affidavits or other instruments which the Company shall deem necessary to grant to, vest in or perfect for the Company or its nominee the right, title, claim and interest in and to the Discovered IP Rights to enable the Company or its nominee to apply for, obtain, procure, register, maintain, renew, defend and enforce Intellectual Property Rights in and to the Discovered IP, whether in the United States, Canada or any foreign country, or to otherwise protect Company’s or its nominee’s interest therein. These obligations shall continue beyond the termination of employment and shall be binding upon Employee’s assigns, executors, administrators, heirs and other legal representatives. Employee represents and warrants, and, throughout Employee’s employment with the Company, continues to represent and warrant, that Employee has not heretofore assigned, licensed or granted any right, title, claim or interest in and to the Discovered IP Rights to any other Person or entered into any agreement, commitment or undertaking in conflict with this Agreement; and that Employee shall never assign, license, or grant any right, title, claim or interest of any kind to the Discovered IP Rights or enter into any agreement, commitment or undertaking in conflict with this Agreement save and except as expressly authorized by the Company in writing. Without limiting the Company’s rights or Employee’s obligations under the foregoing, whenever requested to do so by the Company, Employee shall, without further compensation to Employee, but at the expense of the Company, do the following with respect to, for, arising out of or related to any of the Discovered IP Rights: (1) cooperate with the Company in the filing, application, procurement, prosecution, maintenance, enforcement and defense of each and every domestic or foreign patent application or application for invention or industrial rights (including, without limitation, each and every provisional, original, divisional, continuation or continuation in part patent application); patent or invention certificate (including, without limitation, any proceedings for the reissue, reexamination, renewal or extension of a patent); interference proceeding, opposition or cancellation proceeding, priority contest or public use proceedings; trade secret, trade dress, trademark or other right or benefit; (2) appear before or assist in preparations for any and all hearings, depositions or other proceedings related to any of the foregoing; and, (3) take such further actions as reasonably requested by the Company so that the Company enjoys the full extent of the assignment granted under, or other rights arising under, this Agreement. Employee represents and warrants that Employee shall never disclose to the Company, or use for the benefit of the Company, any trade secrets or other confidential information learned or obtained from Employee’s previous employers or other Persons if such disclosure or use would violate the trade secret rights or other rights of such previous employers or other Persons.

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(c) Employee’s Indemnification of Company. Employee shall indemnify, defend and hold the Company and its Affiliates, and each of the foregoing’s directors, officers, shareholders, members, managers, employees and agents, harmless from any and all claims, demands, suits, causes of action, damages (including, without limitation, consequential damages), liabilities, losses, costs, expenses and fees (including reasonable attorneys’ fee and investigatory fees) for or arising out of or from Employee’s breach, misrepresentation or otherwise failure to fully perform, satisfy, comply and observe all of Employee’s agreements, covenants, representations, warranties, commitments, obligations or other undertakings arising under this Section 11.

(d) Employee’s Assignment of Prior Rights. Employee hereby assigns to the Company any and all Intellectual Property and/or Intellectual Property Rights related to the operations of the Company that may have inured to Employee’s benefit prior to the Effective Date.

12. Non-Disparagement. During his employment and following termination of his employment, whatever the cause, Employee agrees not to disparage, and to cause Employee’s Affiliates not to disparage, either orally or in writing, any of the Company or its Affiliates or the foregoing Persons’ business, products, services or practices, or any of the Company’s or its Affiliates’ directors, officers, agents, representatives, stockholders, partners, members, employees, or managers.

13. Reasonable Limits. Employee acknowledges that the agreement of the Employee not to engage in the activities prohibited herein for the period of time and in the areas agreed upon herein is a substantial consideration for his employment with the Company. Employee hereby acknowledges that the above covenants are manifestly reasonable on their face and expressly agrees that they are also reasonable as to time and territorial scope and otherwise and that same are no greater than is required for the protection of the respective interests of the parties.

14. Compliance with Section 409A of the Code. The Company and Employee intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Employee to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A; provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from the Employee to the Company or to any other individual or entity. Any payment to the Employee that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each payment shall be considered to be a separate payment for purposes of Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in Employee being subject to payment of tax, interest and tax penalty under Section 409A, the Company and Employee agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A and preserve to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Employee. Any taxable reimbursement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

15. No Violation of Third Party Rights. Employee hereby represents, warrants and covenants to the Company that Employee: (a) shall not, during his employment with the Company, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, trade secrets, Intellectual Property or other proprietary rights); (b) is not a party to any agreement with a third party that prevents him from fulfilling the terms of employment and the obligations of this Agreement or which would be breached as a result of Employee’s execution of this Agreement or performance of his employment duties; and (c) agrees to respect any and all valid obligations which Employee may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may be.

16. Resignation from All Positions. Upon the termination of the Employee’s employment with the Company for any reason, Employee shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) and the boards of all of its subsidiaries.

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17. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by nationally recognized overnight courier, or mailed by United States certified mail, return receipt required, postage prepaid, or sent by electronic mail addressed as follows

If to the Company to:	Viking Energy Group, Inc. 1330 Avenue of the Americas, Suite 23A New York, New York 10019 Email: jdoris@vikingenergygroup.com

with a copy to:	Fishman Haygood, L.L.P. 201 St. Charles Avenue, Suite 4600 New Orleans, Louisiana 70170 Attention: Maureen B. Gershanik Email: mgershanik@fishmanhaygood.com

If to Employee to:	Timothy R. Swift 33 Fieldstone Cir. Stanford, Connecticut 06902 Email: tim_swift@hotmail.com

18. Governing Law. The provisions of this Agreement shall be construed in accordance with the substantive local law of the State of Delaware, without consideration of the conflicts of law provisions thereof.

19. Remedies. Each party acknowledges that the other party will have no adequate remedy at law if the first party violates certain of the terms of this Agreement, and that the other party shall have the right, to the extent permitted by applicable law, in addition to any other rights or remedies it may have, to obtain from any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce the provisions hereof.

20. Waiver. No waiver of any obligation, right or remedy under this Agreement shall be effective, unless such waiver is made in writing, specifying the terms of this Agreement. Any such waiver by either party of any of its rights or remedies hereunder on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of the exercise of any other right or remedy at any time.

21. Integration and Amendments. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding, whether written or oral, relating to such subject matter. No modification or amendment to this Agreement shall be effective or binding unless in writing, specifying such modification or amendment, executed by both of the parties hereto.

22. Severability. If any provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable, in whole or in part, such an adjudication shall not be deemed to affect the validity of the remainder of the Agreement, and all other provisions, sections and subsections of this Agreement shall be severable from every other provision, section or subsection and each constitutes a separate and distinct covenant.

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23. Court Modification for Enforcement. In the event a court determines that any provisions of this Agreement are overbroad, excessive or unenforceable in any respect including but not limited to the Restricted Period, the Restricted Area, or the nature of the restrictions, then in such an event the parties agree that the court shall be permitted to modify this Agreement in order to make the restrictions more narrow and to make this Agreement enforceable in order to provide each party with the maximum restriction or restrictions allowed by law.

24. Reimbursement for Expenses. If litigation or other action is commenced between the parties concerning any dispute arising out of or relating to this Agreement, the prevailing party in the action will be entitled, in addition to any other award that may be made, to recover all court costs or other official costs and all reasonable expenses associated with the action, including without limitation reasonable attorney’s fees and expenses.

25. Survival of Certain Provisions. The rights and obligations of Employee and Company under Sections 7-12 of this Agreement shall survive the expiration or termination of this Agreement.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”) shall be treated as originals, fully binding and with full legal force and effect, and the Parties waive any rights they may have to object to such treatment. Any party delivering an executed counterpart of this Agreement by facsimile or PDF also may deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

27. Guarantor. Mid Con Development, LLC hereby intervenes for purposes of guaranteeing the payment obligations of the Company pursuant to this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the Effective Date above.

VIKING ENERGY GROUP, INC. By: /s/ James A. Doris James A. Doris, President and Chief Executive Officer
EMPLOYEE: By: /s/ Timothy R. Swift Name: Timothy R. Swift

The undersigned hereby intervenes for purposes of Section 27 of the Employment Agreement.

MID-CON DEVELOPMENT, LLC By: /s/ James A. Doris Name: James A. Doris Title: President

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EXHIBIT A

DEFINED TERMS

The following terms, as used in this Agreement and in any correspondence or other communications between the parties in performing or in connection with this Agreement, shall have the meaning ascribed as follows:

(a) “Affiliates” means with respect to any Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling fifty percent (50%) or more of the outstanding voting securities or interests of such Person; (c) any officer, director, member, manager, trustee or (limited or general) partner of such Person or of any Person specified in (a) or (b) above; and (d) any Person in which any officer, director, member, manager, trustee or (limited or general) partner of any Person specified in (c) above is an officer, director, member, manager, trustee, or (limited or general) partner. For purposes of this definition, “control” (including, with correlative meaning, controlled by and under common control with) of a Person means the direct or indirect possession of the power to direct or cause the direction of management or policies of such Person through any means.

(b) “Average Annual Bonus” means (a) if the CC Termination occurs before the Annual Bonus is paid for the Employee’s first year of employment, 110% of the Employee’s Base Salary as in effect on the Effective Date, or (b) otherwise, the average Annual Bonus paid pursuant to Section 3(b) for the preceding three years (or such lesser number of years as the Employee may have been employed).

(c) “Business” means the business of exploring, acquiring, developing, producing, managing, exploiting and divesting of oil and natural gas resources and all activities related thereto.

(d) “Cause,” shall mean by reason of such Employee’s: (A) conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its Affiliates or involving acts of theft, fraud, dishonesty, embezzlement, moral turpitude, or similar conduct, (B) repeated intoxication by alcohol or drugs during the performance of such Employee’s duties in a manner that materially and adversely affects the Employee’s performance of such duties, (C) malfeasance, in the conduct of such Employee’s duties, including, but not limited to, (1) misuse or diversion of funds of the Company or its Affiliates, (2) embezzlement, or (3) misrepresentations or concealments on any written reports submitted to or on behalf of the Company or its Affiliates, (D) violation of any provision of this Agreement, or (E) failure to perform the duties of such Employee’s employment or service relationship with the Company or its Affiliates after the Employee shall have been informed, in writing, of such material failure and given a period of not less than 30 days to remedy the same, or (F) failure to follow or comply with the reasonable and lawful written directives or policies of the Company or any Affiliate of the Company by which such Employee is employed or in a service relationship with.

(e) “CC Termination” means any of the following: (a) the Employee’s employment is terminated by the Company without Cause following a Change of Control; (b) the Employee resigns as a result of a material diminution in the Employee’s authority, duties, or responsibilities, a material reduction in the Employee’s then current Base Salary or a material reduction in the Employee’s then current benefits as provided in Sections 3-4, a relocation of more than 50 miles from the Employee’s then current place of employment being required by the Board, or a material breach by the Company under this Agreement; or (c) the Employee resigns in connection with a Change in Control as a result of the Company’s failure to obtain the assumption of this Agreement, without limitation or reduction, by any successor to the Company or any parent corporation of the Company.

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(f) “Change in Control” shall mean that any one of the following applies:

(i) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 40% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph (i) the following acquisitions by a Person will not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; or (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

(ii) If James A. Doris ceases to be an officer or director of the Company.

(iii) The consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock of the Company and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions to one another as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(g) “Discover” means create, invent, originate, author, devise, engineer, formulate, develop, prototype, improve, compile, design, conceive, reduce to practice, discover, make, produce, generate or otherwise identify or document; and, other grammatical forms of the term “Discover” shall have the grammatical meaning of such form (for example, but not in limitation, “Discovered” means created, invented, etc., and “Discovery” means creation, invention, etc.).

(h) “Discovered IP” means the Intellectual Property in any way Discovered by Employee (regardless of whether such Discovery is made solely by Employee or is made jointly with, or with the assistance, participation or involvement of one or more other Persons) wherein such Discovery occurs during, in conjunction with, in relation to or preparatory to, or otherwise arises out of, Employee’s course and scope of employment with Company (regardless of whether or not such Discovery occurs or otherwise arises with or without the use or benefit of Company’s equipment, facilities or other resources; and, further, regardless of whether or not such Discovery occurs or arises during company time, Employee’s free or personal time or otherwise).

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(i) “Discovered IP Rights” means the Intellectual Property Rights for the Discovered IP.

(j) “Intellectual Property” means, whether or not patentable, each and all of the following: ideas, inventions, concepts, developments, improvements, discoveries, designs, compounds, substances or other materials, formulations, compilations, designs, applets, scripts, databases, or other computer programs, firmware or software, manuals, documentation, test procedures or techniques, training materials, systems materials, other materials, reports, creations, other works of authorship, machines, apparatus, technology, prototypes, confidential information, know-how, show-how, trade secrets, methods (whether technological, business or otherwise), processes, marks, symbols, slogans, emblems, business plans and strategies or other proprietary things or information.

(k) “Intellectual Property Rights” means all worldwide rights (including, without limitation, all rights to, and to apply for, register, own, license and otherwise exploit, as well as all rights to any now or hereinafter pending applications for, issued, registered, registrations for, or otherwise existing, United States or foreign patents, industrial rights, invention certificates, copyrights, rights of authorship, trademarks, service marks, trade names, trade dress, trade secrets or other proprietary or intellectual property rights) in and to the Intellectual Property; and, without limiting the generality of the foregoing, the term “Intellectual Property Rights” also includes all present or future applied for, claimed, pending, registered or issued United States or foreign patents and all applications therefor, including, without limitation, all original, provisional, divisions, continuations, continuations-in-part and continued prosecution applications and, including, without limitation, all reissues or extensions thereof.

(l) “Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, joint venture, or other entity.

(m) “Total Disability” or “Totally Disabled” with respect to Employee, means he is unable to perform, on a full-time basis the regular activities of his employment for a period of (i) six (6) consecutive months or (ii) a total of 26 weeks during any period of 12 consecutive months; provided that authorized vacations or other leaves of absence shall not be counted. The date of Total Disability shall be the date on which the earlier of the requirements stated in (i) or (ii) of this definition are satisfied.

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EXHIBIT B

FORM OF RELEASE

This Release (this “Release”) is made effective as of __________________ (the “Effective Date”), by Timothy R. Swift (“Employee”).

RECITALS

A. Employee and Viking Energy Group, Inc., a Nevada corporation (the “Company”) are parties to that certain Employment Agreement, dated effective as of [_________], 2018 (the “Employment Agreement”).

B. This Release is delivered pursuant to Section 7(c) of the Employment Agreement.

C. Employee acknowledges that the execution and delivery of this Release is a condition to receiving the Severance Payment pursuant to Section 7 of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, in order to induce Purchaser to consummate the transactions contemplated by the Purchase Agreement, Seller and Members hereby agree as follows:

Section 1 Terms. Capitalized terms used herein but not otherwise defined shall have their respective meanings set forth in the Employment Agreement.

Section 2 Releases.

(a) Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its Affiliates and their respective officers, directors, members, managers, successors and assigns (the “Released Parties”) from any and all claims, demands, proceedings, causes of action, orders, obligations, debts and liabilities whether known or unknown, suspected or unsuspected, both at law and in equity, which Employee now has or has ever had against the Released Parties arising on or prior to the Effective Date, whether pursuant to contract or otherwise and whether or not relating to claims pending on, or asserted after, the Effective Date, including, but not limited to any and all claims arising out of or related to Employee’s employment with the Company, including any alleged violation under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e) et seq.; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991,42 U.S.C. §1981,; the Rehabilitation Act of 1973, as amended; Employee Retirement Income Security Act of 1974 (except for vested benefits under any tax qualified benefit plan), as amended, 29 U.S.C. § 1001 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Genetic Information Nondiscrimination Act of 2008, the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract claim, or common or civil law claim for wrongful discharge, defamation, or invasion of privacy arising out of or in any way connected with or involving any employment relationship of Employee with any Released Party, the termination or resignation of Employee’s employment with any Released Party, or any continuing effects of his employment with any Released Party, including, but not limited to, any claim for severance pay other than Severance Pay required pursuant to Section 7 of the Employment Agreement, bonus, salary, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation, or disability.

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(b)(1) Employee acknowledges that the Company is not obligated to provide the Severance Payment pursuant to Section 7 of the Employment Agreement and that the Company has agreed to provide such consideration in exchange for the Release. Employee further acknowledges that neither payment by the Company of the Severance Payment, nor any term or condition contained in the Release or the Employment Agreement, shall be construed as an admission of liability or wrongdoing by the Company.

(2) Employee acknowledges that he was given a period of forty-five (45) days to consider and execute the Release. Further, Employee acknowledges that he has a right to revoke this Release within a period of seven (7) days following his signing the Release. Employee also understands that the Release shall not become effective or enforceable until the seven–day period has ended and he has not revoked the Release.

(3) Employee understands that if he does not sign the Release within forty-five (45) days, or if he revokes the Agreement within the seven (7) day revocation period, he will not receive the Severance Payment.

Section 3 Representations and Warranties. Employee represents and warrants to the Released Parties that he has not assigned or otherwise transferred any right or interest in any claims released pursuant to Section 2 hereof. Employee also represents that he has read and fully understands the Release and acknowledges that he had the right and full opportunity to review this Release with an attorney of his choice and was encouraged to do so. Employee further represents has signed this Release freely and voluntarily, with full knowledge that he is waiving all claims against the Company through the date of this Release.

Section 4 Covenants. Employee hereby irrevocably and perpetually covenants as follows:

(a) Employee will refrain from, directly or indirectly, asserting any claims released pursuant to Section 2 hereof, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Released Parties, based upon any matter purported to be released hereby.

(b) Employee will not assign or transfer any right or interest in any claims released pursuant to Section 2 hereof.

Section 5 Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Release shall not affect the other provisions hereof, and this Release shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(b) This Release shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

(c) This Release shall not be amended or modified except by a written instrument duly executed by Employee and the Company.

(d) Captions and headings of the sections and paragraphs of this Release are intended solely for convenience and no provision of this Release is to be construed by reference to the caption or heading of any section or paragraph.

(e) Notwithstanding anything herein to the contrary, nothing in this Release shall (i) prohibit the Employee from making reports of possible violations of federal law or regulations to any governmental agency or entity in accordance with the provisions of and the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as amended, or of any other whistleblower protection provisions of state or federal law or regulations, (ii) require notification or prior approval by the Company of any reporting described in clause (i), or (iii) limit Employee’s right to receive an award for information reported to any government agency or entity as described in clause (i).

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Release effective as of the Effective Date above.

EMPLOYEE:
Timothy R. Swift

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